UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2005

VIROLOGIC, INC.

(Exact name of registrant as specified in its chapter)

Delaware	000-30369	94-3234479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Oyster Point Blvd. South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 16, 2005, our Board of Directors adopted a bonus plan pursuant to which the amount of any bonuses to be paid with respect to the 2005 fiscal year will be determined. With the exception of commissioned sales people, all of our regular employees, including our executive officers, are eligible to participate in the plan if they meet the plan’s minimum employment criteria.

Under the plan, the pool available to pay bonuses will equal a portion of the amount by which our 2005 revenues exceed internal revenue targets, less a portion of our 2005 expenses that exceed internally budgeted levels. If the targeted revenue and expense levels are met, but not exceeded, the available bonus pool would be zero. The bonus pool is capped at $6 million. The amount paid out as bonuses from any available bonus pool will be determined through an assessment by our Board of Directors, in conjunction with our Compensation Committee, of the company’s achievements in 2005, with achievement of corporate goals weighted 20%, achievement of HIV related development and commercialization goals weighted 30%, and achievement of oncology related development and commercialization goals weighted 50%. Assuming a sufficient bonus pool is available, under the plan the target bonus payment for our officers will be 30% of their base salaries.

On March 16, 2005 our Board of Directors also approved a change to the compensation we pay to non-employee directors. Beginning in the 2005 fiscal year, non-employee directors will be paid an annual retainer of $15,000, to be paid in four equal quarterly installments. This annual retainer will be in addition to the meeting attendance fees currently paid to non-employee directors, of $1,500 for each Board of Directors meeting attended and, for committee members, $500 for each committee meeting attended.

Item 3.02. Unregistered Sales of Equity Securities.

On March 16, 2005, we issued an aggregate of 3,780,253 shares of our common stock to holders of certain of our outstanding warrants upon such holders’ cash exercise of these warrants. The warrants had an exercise price of $1.11 per share, for an aggregate exercise price paid to us of $4,196,080.83. For this issuance, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ViroLogic, Inc. (Registrant)

	By:	/s/ Kathy L. Hibbs
Date: March 21, 2005		Kathy L. Hibbs
Vice President, General Counsel